As filed with the Securities and Exchange Commission on September 20, 2005

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________________________________________________

FIRST METROPLEX CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Texas	71-0919962
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

16000 Dallas Parkway, Suite 125, Dallas, Texas	75248
(Address of principal executive offices)	(Zip Code)

__________________________________________________

2005 STOCK INCENTIVE PLAN
(Full title of the plan)
__________________________________________________

Patrick G. Adams	Copy to:
President and Chief Executive Officer	Peter G. Weinstock, Esq.
First Metroplex Capital, Inc.	Jenkens & Gilchrist,
16000 Dallas Parkway, Suite 125	A Professional Corporation
Dallas, Texas 75248	1445 Ross Avenue, Suite 2900
(972) 720-9000	Dallas, Texas 75202-2799
(Name, address and telephone number,
including area code, of agent for service)

__________________________________________________

CALCULATION OF REGISTRATION FEE
Title of Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value per share	260,000 shares	$8.05	$2,093,000	$246.35

(1)
The securities to be registered consist of 260,000 shares of First Metroplex Capital Inc. Common Stock, par value $.01 per share (the “Common Stock”) reserved for issuance under First Metroplex Capital Inc.’s 2005 Stock Incentive Plan (the “Plan”).

(2)
Pursuant to Rule 416, this Registration Statement is deemed to include additional shares of Common Stock issuable under the terms of the Plan to prevent dilution resulting from any further stock split, stock dividend or similar transaction.

(3)
The proposed maximum offering price per share was determined pursuant to Rule 457(h) under the Securities Act of 1933 to be equal to $8.05 per share, the book value per share of the Common Stock as of June 30, 2005.

.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

___________________

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “1933 Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

First Metroplex Capital, Inc. (the “Registrant”) hereby incorporates by reference in this Registration Statement the following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”):

(1) the Registrant’s Annual Report on Form 10-KSB and Form 10-KSB/A for the fiscal year ended December 31, 2004;

(2) the Registrant’s quarterly reports on Form 10-QSB for the quarters ended March 31 and June 30, 2005; and

(3) the Registrant’s Form SB-2 Registration Statement filed with the Commission on December 15, 2003, including any amendment or report filed for the purpose of updating such description, in which there is described the terms, rights and provisions applicable to the Registrant’s Common Stock.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), subsequent to the date of this registration statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold at the time of such amendment.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Article 2.02-1 of the Texas Business Corporation Act of the State of Texas (the “TBCA”) generally permits a corporation to indemnify a person who was, is or is threatened to be named a defendant or respondent in a proceeding because the person was or is a director of officer if it is determined that such person (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation’s best interests and/or (b) in other cases, that his conduct was at least not opposed to the corporation’s best interests and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the TBCA requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful in defending on the merits.

The Registrant’s Articles of Incorporation provide that, subject to certain limited exceptions, the Registrant may indemnify its officers and directors to the extent permitted by law. The Registrant’s Articles of Incorporation also eliminate the liability of directors for monetary damages for an act or omission committed in the director’s capacity as a director, except to the extent a director is found liable for (i) a breach of such director’s duty of loyalty to the Registrant or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty of such director to the Registrant or an act or omission that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute.

The Registrant’s Articles of Incorporation further limit a director’s liability if the Texas Civil Statutes are subsequently amended to authorize the further elimination or limitation of the personal liability of directors or officers of the Registrant. If such applicable statute does subsequently eliminate or limit a director’s or officer’s liability, then the liability of a director or officer of the Registrant shall be limited to the fullest extent permitted by law.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

See Index to Exhibits on page 7.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the 1933 Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

(2) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”) the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas, on September 20, 2005:

FIRST METROPLEX CAPITAL, INC.

By:	/s/ Patrick G. Adams
Patrick G. Adams
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears on the following signature page constitutes and appoints Patrick G. Adams and Sue Higgs, or either of them, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Patrick G. Adams Patrick G. Adams	President, Chief Executive Officer and Director	September 20, 2005
/s/ Stanley E. Allred Stanley E. Allred	Director	September 20, 2005
/s/ Dan Basso Dan Basso	Director	September 20, 2005
/s/ Frankie Basso Frankie Basso	Director	September 20, 2005
/s/ Darrell Cain Darrell Cain	Director	September 20, 2005
/s/ David Carstens David Carstens	Director	September 20, 2005

/s/ Ron Denheyer Ron Denheyer	Director	September 20, 2005
/s/ Mark Foglietta Mark Foglietta	Director	September 20, 2005
/s/ Hunter Hunt Hunter Hunt	Director	September 20, 2005
/s/ Eric Langford Eric Langford	Director	September 20, 2005
/s/ Steven M. Lugar Steven M. Lugar, CFP	Director	September 20, 2005
/s/ Charles M. Mapes, III Charles M. Mapes, III	Director	September 20, 2005
/s/ Thomas McDougal Thomas McDougal, DDS	Director	September 20, 2005
/s/ Daniel Meyer Daniel Meyer	Director	September 20, 2005
/s/ Anthony Pusateri Anthony Pusateri	Director	September 20, 2005
/s/ Gordon R. Youngblood Gordon R. Youngblood	Director	September 20, 2005
/s/ Frank Hundley Frank Hundley	Director	September 20, 2005
/s/ James Rose James Rose	Director	September 20, 2005
/s/ Cyvia Noble Cyvia Noble	Director	September 20, 2005
/s/ Steven Jones Steven Jones	Director	September 20, 2005

INDEX TO EXHIBITS

Exhibit  Description of Exhibit

5.1	Opinion of Jenkens & Gilchrist, A Professional Corporation

10.12	2005 Stock Incentive Plan

10.13	Form of Incentive Stock Option Agreement

10.14	Form of Non-Qualified Stock Option Agreement

23.1	Consent of Jenkens & Gilchrist, A Professional Corporation (included in the opinion filed as Exhibit 5.1 hereto)

23.2	Consent of Weaver and Tidwell, L.L.P.

23.3	Consent of McGladrey & Pullen, L.L.P.

24.1	Power of Attorney (included on the signature page to this Registration Statement)